Exhibit 10.1

TRINSEO LLC

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of May 20, 2016 among Trinseo LLC, a Delaware limited liability company, with offices at 1000 Chesterbrook Boulevard, Suite 300, Berwyn, Pennsylvania 19312 (the “Company”), and Barry Niziolek (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive and the Executive will serve as Executive Vice President and Chief Financial Officer of the Company and Trinseo S.A. (the “Parent”) and to pay all of the Executive’s compensation as described in this Agreement; and

WHEREAS, as part of this Agreement Executive will be eligible for certain equity awards described herein and to guarantee the cash compensation of the Executive payable by the Company hereunder; and

WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             POSITION AND DUTIES.

(a)           During the Employment Term (as defined in Section 2 hereof), the Executive shall serve as Executive Vice President and Chief Financial Officer of the Company and Parent and shall be a member of the Executive Leadership Team (“ELT”).  In this capacity, the Executive shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other executive duties, authorities and responsibilities as may reasonably be assigned to the Executive that are not inconsistent with the Executive’s position as Executive Vice President and Chief Financial Officer. The Executive’s principal place of employment with the Company shall be in Berwyn, Pennsylvania. The Executive shall report directly to the Company’s Chief Executive Officer.

(b)           During the Employment Term, the Executive shall devote all of the Executive’s business time, energy, business judgment, knowledge and skill and the Executive’s reasonable best efforts to the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, which shall not be unreasonably withheld, other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Executive’s passive personal investments so long as such activities in the aggregate do not violate Section 11 hereof, interfere or conflict with the Executive’s duties hereunder or create a business or fiduciary conflict.

2.             EMPLOYMENT TERM.  The Company agrees to employ the Executive pursuant to the terms of this Agreement commencing on June 13, 2016 (the “Effective Date”) for a one-year term, which shall automatically renew unless either party gives ninety (90) days advance written notice of non-renewal.  Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 7 hereof, subject to Section 8 hereof. The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.” Executive may terminate this Agreement by giving at least ninety (90) days written notice.

3.             BASE SALARY.  During the Employment Term, the Company agrees to pay the Executive a base salary at an annual rate of not less than $500,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive’s base salary shall be subject to annual review by the Board of the Parent (or a committee thereof) (collectively, the “Board”) during the first ninety (90) days of each calendar year, and the base salary in respect of such calendar year may be increased above, but not decreased below, its level for the preceding calendar year, by the Board. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

4.             ANNUAL BONUS. During the Employment Term, the Executive shall be eligible for an annual cash performance bonus (an “Annual Bonus”) in respect of each calendar year that ends during the Employment Term, to the extent earned based on performance against objective performance criteria. The performance criteria for any particular calendar year shall be determined in good faith by the Board, no later than ninety (90) days after the commencement of such calendar year. The Executive’s targeted Annual Bonus for a calendar year shall equal 70% of the Executive’s Base Salary for such calendar year (the “Target Bonus”) if target levels of performance for such year are achieved, with greater or lesser amounts (including zero) paid for performance above and below target (such greater and lesser amounts to be determined by a formula established by the Board for such year when it establishes the targets and performance criteria for such year); provided that the Executive’s maximum Annual Bonus for any calendar year during the Employment Term shall equal 200% of the Target Bonus for such calendar year. The payment of the Annual Bonus for 2016 will be prorated for the year with a minimum guarantee of target payout with upside potential if actual performance warrants. The Executive’s Annual Bonus for a calendar year shall be determined by the Board after the end of the applicable calendar year based on the level of achievement of the applicable performance criteria, and shall be paid to the Executive in the calendar year following the calendar year to which such Annual Bonus relates at the same time annual bonuses are paid to other senior executives of the Parent, subject to continued employment at the time of payment (except as otherwise provided in Section 8 hereof).

5.             EQUITY AWARD.  The Executive’s annual equity grant will be equal to 155% of base salary, delivered in accordance with our annual plan which in 2016 for ELT was 50% Stock Options with a 3 year pro rata vesting and 50% Restricted Share Units with 3 year cliff vesting. The grant instruments for all Stock Options and Restricted Share Units granted to Executive, namely, subsequent grants as well as his first annual grant, will enable him to become retirement eligible for all purposes under the LTI Plan after 3 years of continuous service with the Company.

6.             EMPLOYEE BENEFITS.

(a)           BENEFIT PLANS.  During the Employment Term, the Executive shall be entitled to participate in any employee benefit plan (including the Company’s health, welfare and retirement plans, and coverage for the Executive’s annual physical examination) that the Company, Parent or any of their direct or indirectly controlled subsidiaries (each an “Affiliate”) has adopted or may adopt, maintain or contribute to and which benefit any of the senior executives of the Company, Parent or any Affiliate, on a basis no less favorable than that applicable to any such senior executives, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Executive’s participation in any such employee benefit plan shall be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time, if and to the extent allowed pursuant to the terms of such plan, provided that any such amendment may have no more adverse affect on the Executive than on any other participant in such plan. The Company may provide perquisites to the Executive at the discretion of the Board.

(b)           VACATIONS.  During the Employment Term, the Executive shall be entitled to paid vacation in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time.

(c)           BUSINESS EXPENSES.  Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policies as in effect from time to time, for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term and in connection with the performance of the Executive’s duties hereunder.

7.             TERMINATION.  The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)           DEATH.  Automatically upon the date of death of the Executive.

(b)           DISABILITY.  Upon ten (10) days prior written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to have performed the Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity, which inability shall continue for one hundred and twenty (120) consecutive days or for one hundred eighty (180) days (including weekends and holidays) in any 365-day period as determined by the Board in its reasonable discretion. The Executive shall cooperate in all respects with the Company if a question arises as to whether the Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Executive’s condition with the Company).

(c)           CAUSE.  Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean the Executive’s (i) continued failure to follow the lawful directives of the Board or any executive to whom the Executive reports after written notice from the Board or such executive and a period of no less than thirty (30) days to cure such failure; (ii) willful misconduct or gross negligence in the performance of the Executive’s duties; (iii) conviction of, or pleading of guilty or nolo contendere to, a felony; (iv) material violation of a material Company policy that is not cured within thirty (30) days of written notice from the Board; (v) performance of any material act of theft, embezzlement, fraud or misappropriation of or in respect of the Company’s, the Parent’s or any Affiliate’s property; (vi) continued failure to cooperate in any audit or investigation of financial or business practices of the Company after written request for cooperation from the Board and a period of no less than ten (10) days to cure such failure; or (vii) breach of any of the restrictive covenants set forth in Section 11 hereof or in any other written agreement between the Executive and the Company, the Parent and/or any Affiliate that causes material and demonstrable harm to the Company, the Parent or any Affiliate and that is not cured within thirty (30) days of written notice from the Board (a “Material Covenant Violation”).

(d)           WITHOUT CAUSE.  Immediately upon written notice by the Company to the Executive of an involuntary termination without Cause (other than for death or Disability).

(e)           GOOD REASON.  Upon written notice by the Executive to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company or Parent (as applicable) within thirty (30) days following written notification by the Executive to the Company of the occurrence of one of the reasons set forth below: (i) the material diminution in the Executive’s position, duties or authorities or assignment of duties materially inconsistent with the Executive’s position, including the Executive being required to report to someone other than the Company’s Chief Executive Officer, (ii) the Executive’s relocation of the Executive’s primary work location outside of the Philadelphia, Pennsylvania metropolitan area; (iii) a reduction in Base Salary or Target Bonus; (iv) the Company giving notice of non-extension of this Agreement; or (v) the Company’s material breach of this Agreement. The Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days the occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day correction period described above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Executive.

(f)            WITHOUT GOOD REASON.  Upon 90 (90) days prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date, provided if the Company accelerates the effective date of termination, then the Executive will continue to receive Base Salary through the expiration of the notice period).

8.             CONSEQUENCES OF TERMINATION.  Subject to Sections 10 and 25 hereof.

(a)           DEATH.  In the event that the Executive’s employment and the Employment Term ends on account of the Executive’s death, the Executive’s estate shall be entitled to the following (with the amounts due under Sections 8(a)(i) through 8(a)(v) hereof to be paid, unless otherwise provided below, within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i)            any unpaid Base Salary (A) for the remainder of calendar year 2016, and (B) through the date of termination;

(ii)           any Annual Bonus earned but unpaid with respect to the calendar year ending on or preceding the date of termination;

(iii)          an amount equal to the pro-rata portion of the Executive’s Target Bonus for the calendar year of termination (determined by multiplying the Target Bonus for the year of termination by a fraction, the numerator of which is the number of days during the calendar year of termination that the Executive is employed by the Company and the denominator of which is 365); provided that to the extent that the payment of such amount constitutes “nonqualified deferred compensation” for purposes of “Code Section 409A” (as defined in Section 25(b) hereof), such payment shall be made on the sixtieth (60th) day following such termination;

(iv)          reimbursement for any unreimbursed business expenses incurred through the date of termination;

(v)           payment in respect of any accrued but unused vacation time in accordance with Company policy; and

(vi)          all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 8(a)(i) through 8(a)(vi) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b)           DISABILITY.  In the event that the Executive’s employment and/or Employment Term ends on account of the Executive’s Disability, the Company shall pay or provide the Executive with the Accrued Benefits.

(c)           TERMINATION WITHOUT CAUSE OR FOR GOOD REASON.  If the Executive’s employment by the Company is terminated (x) by the Company other than for Cause pursuant to Section 7(c) hereof or (y) by the Executive for Good Reason (collectively, a “Qualifying Termination”),  the Company shall pay or provide the Executive with the following:

(i)            the Accrued Benefits;

(ii)           subject to the Executive’s not engaging in a Material Covenant Violation or a material breach of Section 11 hereof that is not cured within thirty (30) days of written notice from the Board (a “Material Cooperation Violation”), the Executive shall be entitled to an amount equal to one and one-half (1.5) multiplied by the annual sum of the Executive’s Base Salary and Target Bonus in effect for the then-current year of termination (the “Severance Amount”), paid in equal monthly installments for a period of eighteen (18) months following such termination; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto; and

(iii)          subject to (A) the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) the Executive’s continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (C) the Executive’s not engaging in a Material Covenant Violation or a Material Cooperation Violation, continued participation in the Company’s group health plan (to the extent permitted under applicable law) which covers the Executive (and his eligible dependents) for a period of eighteen (18) months following such termination, provided that if the Company’s group health plan is self-insured, the Company will report to the appropriate tax authorities taxable income to the Executive equal to the portion of the deemed cost of such participation (based on applicable COBRA rates) not paid by the Executive; provided further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 8(c)(iii) shall immediately cease once Executive is eligible to enroll in such coverage from his new employer; and provided further, that in the event that the Executive enrolls in coverage through Medicare, a spousal plan, or an Insurance Exchange, rather than COBRA, the Company will pay to Executive the amount equivalent to the Company share of COBRA premiums for eighteen (18) months as if Executive had enrolled in COBRA, grossed up for tax consequences.

Payments and benefits provided in this Section 8(c) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(d)           CHANGE IN CONTROL.

(i)            This Section 8(d) shall apply if the Qualifying Termination occurs during the two (2)-year period commencing upon a Change in Control. Subject to the Executive’s not engaging in a Material Covenant Violation or a Material Cooperation Violation, upon a termination described in the preceding sentence, the Executive shall receive the benefits set forth in Section 8(c) hereof, except that in lieu of receiving the Severance Amount in installments as contemplated under Section 8(c)(ii) hereof, the Executive shall receive a lump sum payment equal to the Severance Amount on the date of such termination; provided that to the extent that the payment of the applicable amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, such payment shall be made on the sixtieth (60th) day following such termination.

(ii)           For purposes of this Agreement, the term “Change in Control” shall mean the consummation of the first transaction following the Effective Date, whether in a single transaction or in a series of related transactions, in which any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Group”), other than Bain Capital Partners, any private equity fund managed by it, or any Group which includes Bain Capital Partners or any private equity fund managed by it, (A) acquires (whether by merger, consolidation, or transfer or issuance of equity interests or otherwise) equity interests of the Company or the Parent (or any surviving or resulting entity) representing more than fifty percent (50%) of the outstanding voting securities or economic value of the Company or the Parent (or any surviving or resulting entity), or (B) acquires assets constituting all or substantially all (more than eighty percent (80%)) of the assets of the Company or the Parent and its subsidiaries (as determined on a consolidated basis).

(e)           CODE SECTION 280G.

(i)            Change in Control Prior to Publicly Traded Equity of Company.  So long as the Company is described in Section 280G(b)(5)(A)(ii)(I) of the Code, in the event that any payment that is either received by the Executive or paid by the Company on the Executive’s behalf or any property, or any other benefit provided to the Executive under the Agreement or under any other plan, arrangement or agreement with the Company or any other person whose payments or benefits are treated as contingent on a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) or any person affiliated with the Company or such person (but only if such payment or other benefit is in connection with the Executive’s employment by the Company) (collectively the “Company Payments”), would be subject to the tax imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) (the “Excise Tax”), the Company shall, with respect to such Company Payments, use its reasonable best efforts to obtain a vote satisfying the requirements of Section 280G(b)(5) of the Code, such that no portion of the Company Payments will be subject to such Excise Tax.  In the event that a vote satisfying the requirements of Section 280G(b)(5) of the Code is not obtained for any reason, then the Executive will be entitled to receive a portion of the Company Payments having a value equal to $1 less than three (3) times the Executive’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code) (the “Safe Harbor Amount”). Any reduction of the Company Payments pursuant to the foregoing shall occur in the following order: (A) any cash severance payable by reference to the Executive’s Base Salary or Annual Bonus; (B) any other cash amount payable to the Executive; (C) any benefit valued as a “parachute payment;” and (D) acceleration of vesting of any equity award.

(ii)           Change in Control Upon or Following Publicly Traded Equity of Company.  In the event that Company Payments become payable to the Executive during any period in which the Company is not an entity described in Section 280G(b)(5)(A)(ii)(I) of the Code, if the Company Payments will be subject to the Excise Tax, then the Executive will be entitled to receive either (A) the full amount of the Company Payments, or (B) a portion of the Company Payments having a value equal to the Safe Harbor Amount, whichever of clauses (A) and (B), after taking into account applicable federal, state, and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest portion of the

Company Payments.  Any reduction of the Company Payments pursuant to the foregoing shall occur in the same manner as provided in the last sentence of Section 8(e)(i) hereof.

(iii)          Accountants.  Any determination required under this Section 8(e) shall be made in writing by the independent public accountants of the Company, whose determination shall be conclusive and binding for all purposes upon the Company and the Executive.  For purposes of making any calculation required by this Section 8(e), such accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

9.             OTHER OBLIGATIONS.  Upon any termination of the Executive’s employment with the Company, the Executive shall promptly resign from any other position as an officer, director or fiduciary of the Company, Parent and any Affiliate.

10.          RELEASE; NO MITIGATION; NO SET-OFF.  Any and all amounts payable pursuant to Sections 8(c)(ii), 8(c)(iii) or 8(d) of this Agreement beyond the Accrued Benefits shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in substantially the form of Exhibit A attached hereto.  Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer (except as provided in Section 8(c)(iii) hereof).  The Company’s obligations to pay the Executive amounts hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by the Executive to the Company or any of its Affiliates.

11.          RESTRICTIVE COVENANTS.

(a)           CONFIDENTIALITY.  During the course of the Executive’s employment with the Company, the Executive will learn confidential information regarding the Company, Parent and each Affiliate.  The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company, Parent or any Affiliate, or received from third parties subject to a duty on the Company’s, Parent’s and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes, in each case which shall have been obtained by the Executive during the Executive’s employment by the Company.  The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the

Company at its expense in seeking a protective order or other appropriate protection of such information).  The terms and conditions of this Agreement shall remain strictly confidential, and the Executive hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on the Executive’s conduct imposed by the provisions of this Section 11 who, in each case, shall be instructed by the Executive to keep such information confidential.

(b)           NONCOMPETITION.  The Executive acknowledges that the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company.  Accordingly, during the Executive’s employment hereunder and for a period of one (1) year thereafter, the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with any material business of the Company, Parent  or any Affiliate or in any other material business in which the Company, Parent  or any Affiliate  has taken material steps and has material plans, on or prior to the date or termination, to be engaged in on or after such date, provided such plans are known to the Executive, in any locale of any country in which the Company, Parent or such Affiliate conducts business.  Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation, so long as the Executive has no active participation in the business of such corporation that is in competition with the Company, Parent or any Affiliate.

(c)           NONSOLICITATION; NONINTERFERENCE. During the Executive’s employment with the Company and for a period of one (1) year thereafter, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any customer of the Company, Parent or an Affiliate to purchase goods or services then sold by the Company, Parent or any Affiliate from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer, (ii) solicit, aid or induce any employee, representative or agent of the Company, Parent or any Affiliate to leave such employment or retention or, in the case of employees, to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company, Parent or any Affiliate, or hire or retain any such employee, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company, Parent or any Affiliate and any of their respective vendors, joint venturers or licensors.  An employee, representative or agent shall be deemed covered by this Section 11(c) while so employed or retained and for a period of six (6) months thereafter.  Notwithstanding the foregoing, the provisions of this Section 11(c) shall not be violated by general advertising or solicitation not specifically targeted at Company, Parent or Affiliate-related individuals or entities.

(d)           INVENTIONS.    (i)            The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments or works of authorship (“Inventions”), whether patentable or unpatentable, (A) that relate to the Executive’s work with the Company, Parent and any Affiliate, made or conceived by the Executive, solely or jointly with others, during the Employment Term, or (B) suggested by any work that the Executive performs in connection with the Company, Parent or any Affiliate, either while performing the Executive’s duties with the Company or on the Executive’s own time, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Executive will surrender them upon the termination of the Employment Term, or upon the Company’s request. The Executive will assign to the Company (or its designee) the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”).  The Executive will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions.  The Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Executive from the Company.

(ii)                   In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Executive agrees that the Company (or its designee) will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Executive.  If the Inventions, or any portion thereof, are deemed not to be Work for Hire, the Executive hereby irrevocably conveys, transfers and assigns to the Company (or its designee), all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom.  In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions.  To the extent that the Executive has any rights in the results and proceeds of the Inventions that cannot be assigned in the manner described herein, the Executive agrees to unconditionally waive the enforcement of such rights.  The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Company.

(e)           NON-DISPARAGEMENT.  The Executive herby covenants to the Company and agrees that the Executive shall not, directly or indirectly, make or solicit or encourage others to make or solicit any disparaging remarks concerning any member of the Company, Parent or an Affiliate or any of their current or former officers, directors, employees, products, services, businesses or activities; provided that the foregoing shall not be violated by good faith statements made by the Executive in connection with the Executive’s review of the performance of officers or other service providers of the Company, Parent or an Affiliate.  Notwithstanding the foregoing, nothing herein shall prohibit or restrict the Executive from providing statements or information that the Executive believes in good faith to be necessary or advisable in connection with any legal proceeding or investigation conducted by or at the behest of the Company, any governmental authority or quasi-governmental authority.

(f)            RETURN OF COMPANY PROPERTY.  On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company, Parent and each Affiliate (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Executive may retain the Executive’s rolodex and similar address books provided that such items only include contact information.

(g)           REASONABLENESS OF COVENANTS. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 11.  The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company, Parent and Affiliates and their trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints.  The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company, Parent and Affiliates and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 11, other than in response to an attempt by the Company, Parent or an Affiliate to enforce such covenants against the Executive. It is also agreed that the Parent and Affiliates will have the right to enforce all of the Executive’s obligations to such Parent or Affiliates under this Agreement, including without limitation pursuant to this Section 11.  It is also agreed that nothing contained in this Section 11 shall prohibit Executive from serving on the boards of directors of non-profit organizations or other for profit companies or participating in charitable, civic, educational, professional, community or industry affairs.

(h)           REFORMATION.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 11 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(i)            TOLLING. In the event of any violation of the provisions of this Section 11, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 11 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(j)            SURVIVAL OF PROVISIONS. The obligations contained in Sections 11 and 12 hereof shall survive the termination or expiration of the Employment Term and the Executive’s employment with the Company and shall be fully enforceable thereafter.

12.          COOPERATION. Upon the receipt of reasonable notice from the Company (including through outside counsel), the Executive agrees that while employed by the Company and thereafter (to the extent it does not materially interfere with the Executive’s employment or other business activities after employment by the Company), the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, Parent, the Affiliates and their respective representatives in defense of all claims that may be made against the Company, Parent or the Affiliates, and will assist the Company, Parent and the Affiliates in the prosecution of all claims that may be made by the Company, Parent or the Affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company, Parent or the Affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company, Parent or Affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating, telephonic, counsel and other expenses incurred by the Executive in complying with this Section 12.

13.          EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 11 hereof or Section 12 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.  In the event of a Material Covenant Violation or a Material Cooperation Violation by the Executive, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease.

14.          NO ASSIGNMENTS.  This Agreement is personal to each of the parties hereto.  Except as provided in this Section 14 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.  The Company shall assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company or Parent, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, and provided that the Company agrees to perform such obligations if such successor fails to do so in a timely manner.  As used in this Agreement, “Company” shall mean the Company and any successor to all or substantially all of its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

15.          NOTICES.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number) shown
in the books and records of the Company.

If to the Company:

Trinseo LLC

1000 Chesterbrook Boulevard, Suite 300

Berwyn, Pennsylvania 19312

Attention: Chief Legal Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16.          SECTION HEADINGS; INCONSISTENCY.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.  In the event of any inconsistency between the terms of this Agreement (including the Exhibits hereto) and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

17.          SEVERABILITY.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

18.          COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.          INDEMNIFICATION.  The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the fullest extent allowable under applicable law  against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses

(including attorney’s fees, and the advancement of such fees subject to any legally required repayment undertaking), losses, and damages resulting from the Executive’s performance of the Executive’s duties and obligations with the Company.  This obligation shall survive the termination of the Executive’s employment with the Company.

20.          LIABILITY INSURANCE.  The Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.

21.          GOVERNING LAW.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

22.          ARBITRATION.

(a)           Any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment relationship with the Company, irrespective of whether this Agreement or the Executive’s employment relationship with the Company has terminated, will be settled exclusively by confidential, binding arbitration to be seated in Philadelphia, Pennsylvania and conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”), as then in effect.  The AAA will appoint a single, neutral arbitrator from a panel of former or retired judges to preside over the arbitration and resolve the dispute.  Other than as set forth in Section 11(i), the arbitrator will not have the authority to add to, detract from or modify any provision of this Agreement or to award punitive damages to any injured party.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  Each party will bear its own expenses and legal fees in any arbitration, except that the Company will pay the fees for the arbitrator.

(b)           Notwithstanding the foregoing, each party shall be entitled to seek injunctive or other equitable relief, as contemplated by Section 13, from any court of competent jurisdiction, without the need to resort to arbitration.

(c)           The Company and the Executive shall keep the existence and contents of the arbitration strictly confidential other than as required by applicable law.

23.          MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof, whether written or oral.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

24.          REPRESENTATIONS; ACTIONS BY PRIOR EMPLOYERS. The Executive represents and warrants to the Company that (a) the Executive has used the Executive’s best efforts to provide the Company with (i) each agreement with a predecessor employer which may have any bearing on the Executive’s legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, or (ii) a summary of the applicable provisions of each such agreement which the Executive may not provide to the Company due to an existing confidentiality obligation, and (b) other than the agreements referenced in the preceding clause (a), the Executive is not a party to any agreement or understanding, whether written or oral, and is not subject to any restriction (including, without limitation, any non-competition restriction from a prior employer), which, in either case, could prevent the Executive from entering into this Agreement or performing all of the Executive’s duties and obligations hereunder.  The Executive understands that the foregoing representations are a material inducement to the Company entering into this Agreement, and to the extent that either of such representations is untrue in any material respect at any time or for any reason, this Agreement shall be voidable by the Company such that the parties hereunder shall be relieved of all of their respective duties and obligations hereunder; provided that any termination of the Executive’s employment resulting from the Company exercising its rights pursuant to this sentence shall be treated as a termination of employment by the Executive without Good Reason.  If any prior employer of the Executive, or any affiliate of any such prior employer, challenges the Executive’s right to enter into this Agreement and to perform all of the Executive’s obligations hereunder (whether by action against the Executive, the Company, Parent and/or an Affiliate), the Company, Parent (on behalf of itself and all Affiliates) and the Executive each agree to use their reasonable best efforts to defend against such challenge.

25.          TAX MATTERS.

(a)           WITHHOLDING.  The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)           SECTION 409A COMPLIANCE.

(i)            The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.  Any such modification shall require the written consent of the Executive.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A;

provided that the Company makes any modification reasonably requested by the Executive in accordance with the second sentence of this Section 25(b)(i).

(ii)           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 25(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)          To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)          For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

26.          FURTHER ASSURANCES; PARENT GUARANTEE. The parties hereto shall cooperate with each other and do, or procure the doing of, all acts and things, and execute, or procure the execution of, all documents, as may reasonably be required to give full effect to this Agreement.  Parent hereby guarantees the performance of the obligations of the Company to pay all cash amounts due to the Executive pursuant to this Agreement.  In the event that the Company is unable or unwilling to pay any such amounts when due, upon notice of such non-payment received by Parent from the Executive, Parent shall immediately pay such amounts, or take any and all actions necessary to cause one or more Affiliates to pay such amounts, on behalf of the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TRINSEO LLC

By:	/s/ Angelo N. Chaclas

Name:	Angelo N. Chaclas

Title:	SVP, Chief Legal Officer, & Corporate Secretary

EXECUTIVE

By:	/s/ Barry Niziolek
Barry Niziolek

EXHIBIT A

GENERAL RELEASE

I, Barry Niziolek in consideration of and subject to the performance by Trinseo LLC (the “Company”), of its obligations under the Employment Agreement, dated as of May   , 2016 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective “Affiliates” (as defined in the Agreement) and all present, former and future directors, officers, employees, successors and assigns of the Company and its Affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below. The Released Parties are intended third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.  Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.             I understand that any payments or benefits paid or granted to me under Section 8 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 8 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter.  Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.             Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under:  Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.             I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.             I agree that this General Release does not waive or release any rights or claims that I may have which arise after the date I execute this General Release, including, without limitation, Claims under the Age Discrimination in Employment Act of 1967. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.             I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief.  Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.  Additionally, the following are excluded from the definition of “Claim” and I am not waiving any right to the (A) Accrued Benefits, pursuant to the LTI Plan or other equity award, or to any other vested benefits under an Company-sponsored benefit plans, (B) any Claims that I may have that cannot be waived under applicable law, such as unemployment benefits, workers’ compensation and disability benefits; or (C) any Claims for indemnification, contribution, or defense arising out or related to any acto or omission by me as a director, officer or employee of the Company or any Released Party, whether under the applicable Released Party’s charter, bylaws, or other governing documents or under the Released Party’s insurance coverage for its officers and directors..

6.             In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement.  I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.  I further agree that I am not aware of any pending claim of the type described in paragraph 2 as of the execution of this General Release.

7.             I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.             I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9.             I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.  The Company agrees to disclose any such information only to any tax, legal or other counsel of the Company as required by law.

10.          Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11.          I hereby acknowledge that Sections  8, 10, 11, 12, 13, 15, 17, 19, 20 through 26 of the Agreement shall survive my execution of this General Release.

12.          I represent that I am not aware of any claim by me other than the claims that are released by this General Release.  I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13.          Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.          Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.                                      I HAVE READ IT CAREFULLY;

2.                                      I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.                                      I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.                                      I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.                                      I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6.                                      I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.                                      I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.                                      I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:		DATED:
Barry Niziolek